Exhibit 10.15

November 24, 2020

Mr. Douglas     Rich

Dear Doug:

I am pleased to offer you the position of Chief Technology Operations Officer at Applied Molecular Transport Inc. (the “Company”) in South San Francisco, CA reporting to me. If you decide to join us, you will receive an annual salary of three hundred and eighty thousand US dollars ($380,000). The salary will be paid semimonthly in accordance with the Company's normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits available to other employees of the Company. You should note that the Company may modify Job titles, salaries, and benefits from time to time as it deems necessary.

With respect to each calendar year during the term of your employment with the Company, you will be eligible to receive a cash bonus in a target amount of forty percent (40%) of your base salary then m effect (the “Target Bonus”) based upon the Company' s achievement of annual performance objectives established by the Company's board of directors or its authorized committee (in either case, the “Committee”), as determined by the Committee in its sole discretion. Unless determined otherwise by the Committee, to earn a Target Bonus, you must be employed with the Company through the end of the applicable calendar year and the date bonuses are generally paid to the Company's other employees. Any Target Bonus earned shall be paid, less required withholdings, no later than March 15th of the calendar year following the year in which the Target Bonus is earned.

It will also be recommended that the Company grant you an option to purchase 80,000 of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors. Twenty-five percent (25%) of the shares subject to the option shall vest on the date that is 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company's equity incentive plan and stock option agreement thereunder, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

You will also receive a one-time signing bonus of fifty thousand US dollars ($50,000) lo be paid during the first payroll period of 2021. This payment will be subject to federal and state income tax. Should you resign from employment or be terminated for cause by the Company within 12 months of your hire date, you will be required to make repayment on a pro-rata basis based on the number of full months of employment following receiving the payment as a fract1on of 12 months. Such repayment has tax ram1ficauons, and we recommend you consult with your tax advisor if you have questions about this.

Beginning in January 2022, the Company will provide you with an annual traveling and living allowance of $48,000, to be paid through monthly payments of $4,000, to cover travel, housing and living expense while in South San Francisco. The monthly payments will be subject to federal and state income tax.

The Company provides all its eligible employees with a benefits program, subject to the terms and conditions of the benefit plans. These benefits include medical, dental, vision, life insurance and long-term disability coverage, a pre-tax flexible spending plan for medical and dependent care expenses, and a 40l(k) retirement savings plan. The Company also provides policies for holidays, vacation, and sick time. The Company may from time to tune, in its direction, change benefits. Formal performance evaluations are typically conducted once a year.

You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee, in its sole discretion, will determine whether you will be granted any such equity awards and the terms of any such equity awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

During your employment with the Company, you will devote substantially all your time, attention, and skill to such duties, except during an paid vacation and other excused absence periods, Notwithstanding the foregoing, you may serve as an advisor or board member to organizations that are not competitors of the Company, as approved by the Committee; provided such activities are consistent with your duties under this letter and arc not in violation of your obligations pursuant to this letter or your Confidentiality Agreement.

In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By signing below, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed or other relationship that you have, in each case, that may restrict your activities on behalf of the Company in any manner as set forth in this letter.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for an reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. However, should your employment be involuntarily terminated by the Company, you will be eligible to receive severance benefits pursuant to the Company’s Change in Control and Severance Policy (the "Policy') The Policy and a participation agreement thereunder (the “Participation Agreement”) specify the severance payments and benefits you will become entitled to receive in connection with certain qualifying terminations of your employment the Company See the link below:

https://www.sec.gov/Archives/edgar/data/1801777/000119312520156385/d875118dex1015.htm

The Company reserves the right to conduct background investigations and/or reference checks on all its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing our duties for the Company, you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

As a condition of our employment, you are also required to sign and comply with an AtWill Employment, Confidential Information, Invention Assignment and Arbitration Agreement which require, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and nondisclosure of Company proprietary information. In the event of any dispute or claim relating  to or arising out of our employment relationship, you and the Company agree  that  (i) any and all disputes  between you and the Company shall be fully und finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (i) the arbitration hall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before our first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. We will provide a duplicate for your records. If you accept our offer, your first day of employment will be January 4, 2021. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representation or agreements including, but not limited to, any representation made during your recruitment, interviews or preemployment negotiations, whether written or oral. This letter, including, but not limited to, its atwill employment provision, may not be modified or amended except by a written agreement signed by another Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed, and returned by December 4th.

Please note that your compensation package is contingent on approval by the Company' s Compensation Committee which is a subset of the Board of Directors.

I look forward to your favorable reply and to working with you al Applied Molecular Transport.

Sincerely,

/s/ Tahir Mahmood Chief Executive Officer

  Agreed to and accepted:

  /s/ Douglas Rich

  Date: November 25, 2020

Enclosures

Duplicate Original Letter

Employment, Confidential information, Invention Assignment and Arbitration Agreement